                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated March 4, 1998, is made by and between LIDAK Pharmaceuticals, a California corporation having its principal offices at 11077 North Torrey Pines Road, La Jolla, California, 92037, (the "Company") and Gerald J. Yakatan ("Employee").


                                    AGREEMENT

     1. Effective Date.

     Employee's employment will commence effective March 4, 1998 ("Commencement Date").

     2. At-will Employment.

     Employee's employment relationship with the Company ("Employment") is at-will, terminable at any time and for any reason by either the Company or Employee. While certain paragraphs of this Agreement describe events which could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

     3. Employment Duties.

          a. Title/Responsibilities. Employee shall hold the title of Chief Executive Officer and President of the Company. Employee also shall perform all duties which from time to time are assigned to him by the Board of Directors ("Board").

          b. Full Time Attention. Employee shall devote all of his business time and attention, energy and skills to the Company during the time he is employed under this Agreement, except as set forth in Schedule A.

          c. Policy Compliance. Employee is required to comply with the Company policy, practice and procedure in effect during his Employment. Employee must agree to the terms and conditions of the Company's Employee Confidentiality and Inventions Agreement ("Confidentiality Agreement") which is attached to this Agreement as Exhibit 1 and is incorporated by reference.

     4. Compensation.

          a. Base Salary. The Company shall pay Employee an annual Base Salary of Three Hundred Thousand Dollars ($300,000.00), less applicable state and federal taxes, to be paid bi-weekly during the year ("Base Salary"). Any increase to the monthly Base Salary is within the sole discretion of the Board.

          b. Bonus Compensation. In addition to the compensation provided above, Employee may, at the sole discretion of the Board, be eligible for an incentive bonus. Employee must be employed when bonuses are distributed in order to be eligible for any portion of the bonus.

          c.   Stock Options.

               i. Grant of Options. On the Commencement Date, Employee will receive a grant of 300,000 stock options ("Options") pursuant to the Company's 1994 Stock Option Plan ("the Plan"), consisting of 196,611 incentive stock options and 103,389 non-qualified options, at an exercise price of $1.8125 equaling the fair market value of the Company's Class A Common Stock on March 13, 1998, the date of the grant of the options, and subject to the terms and conditions of the Stock Option Agreements, attached hereto as Exhibits 2 and 3, reflecting that grant (the "Option Agreements"). Each option shall entitle Employee to purchase one share of the Company's Class A Common Stock. Subject to paragraphs 12(b) and 13(c), the Options shall vest as follows: 100,000 non qualified options to vest on March 13, 1998, the remainder to vest in four equal annual increments of 50,000 per year on the anniversary date of Employee's employment, commencing on the first anniversary date of Employee's Employment as follows. The first years' annual increment shall consist of 46,611 incentive stock options and 3,389 non qualified options. The remaining years' increments shall consist solely of incentive stock options. Subject to paragraphs 12(b) and 13(c), the Options are subject to the terms and provisions set forth in the Option Agreements and the Plan as well as applicable state and federal laws including, but not limited to, tax and securities laws.

               ii. Tax Implications. The Company does not make any warranty or representation with respect to (1) the tax status of the stock options granted as incentive stock options, despite the description of the options as such or
(2) tax consequence of any of the above grant of options or tax consequences of any exercise of the options or consequent sale of the shares purchased. Employee is advised to consult with his own tax advisor with respect to the tax treatment of all aspects of the option grant contained in the Agreement or the Option Agreements.

          d. Fringe Benefits. Employee will be eligible for Fringe Benefits including Vacation and Health Benefits in an amount equal to that provided to other Company Senior Executives.

          e. Reimbursement of Expenses. During his Employment, with approval by the Chief Financial Officer, Employee shall be entitled to reimbursement of reasonable and actual expenses, incurred on behalf of the Company, including but not limited to travel and entertainment expenses, supplies and cellular phone expenses.

     5. Funding of IriSys Development Efforts. The Board agrees to consider, in good faith but in its sole discretion, a proposal from IriSys Research and Development, LLC ("IriSys") for the Company to fund certain development efforts of IriSys in exchange for rights to market the products developed by IriSys. The Board will provide Employee with a decision on the proposal within sixty (60) days of the submission of any such proposal.

     6. Non-disclosure Covenant.

          a. Employee acknowledges that during his Employment and as a part of that Employment, Employee will be afforded access to trade secrets concerning the Company's business, including but not limited to (1) product specifications, processes, inventions and ideas, past, current and planned research and development, customer lists and information, current and anticipated customer requirements, price lists and vendor information, market studies, business plans, computer software and programs (including object code and source code), database technologies, and any other information, however documented, of the Company that is a trade secret within the meaning of the Uniform Trade Secrets Act (California Civil Code Sections 3426 through 3426.11); and (2) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented. The foregoing is referred to as "Confidential Information".

          b. Employee acknowledges that public disclosure of Confidential Information could have an adverse effect on the Company and its business;

          c. In consideration of the compensation and benefits to be paid or provided to Employee by the Company under this Agreement, Employee covenants as follows:

               i. During and following his Employment, Employee will hold in confidence the Confidential Information and will not disclose it to any person or entity except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

               ii. Any trade secrets of the Company will be entitled to all of the protections and benefits under the Uniform Trade Secrets Act (California Civil Code Sections 3426 through 3426.11) and any other applicable law. Information that the Company deems to be a trade secret but is found by an arbitrator not to be a trade secret for purposes of this Agreement may still constitute Confidential Information for purposes of this Agreement if the facts and circumstances justify. Employee hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

               iii. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates was or became generally available to the public other than as a result of a disclosure by Employee.

               iv. Employee will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). Employee recognizes that, as between the Company and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of the Company. Upon termination of Employee's Employment by either party, or upon the request of the Company during Employment, Employee will return to the Company all of the Proprietary Items in Employee's possession or subject to Employee's control, and Employee will not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items.

     7. Employee Inventions

          a. Because Employee possesses substantial technical expertise and skill with respect to the Company's business, the Company desires to obtain exclusive ownership of each "Employee Invention", and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention. "Employee Invention" means idea, invention, technique, process or improvement (whether patentable or not), created, conceived, or developed by Employee, either solely or in conjunction with others, during Employment or a period that includes a portion of the Employment period, that (1) relates in any way to, or is useful in any manner in, the business then being conducted or then proposed to be conducted by the Company; or (2) is based upon or uses Confidential Information. The provisions of this Paragraph are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all Employee Inventions.

          b. Each Employee Invention will belong exclusively to the Company. Employee acknowledges that all of Employee's writing, works of authorship, specially commissioned works and other Employee Inventions are works made for hire and are the property of the Company, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Employee hereby assigns to the Company all of Employee's right, title, and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions. Employee covenants that he will promptly:

               i.   disclose to the Company in writing any Employee Invention;

               ii. assign to the Company or to a party designated by the Company at the Company's request and without additional compensation, all of Employee's right to the Employee Invention for the United States and all foreign jurisdictions;

               iii. execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

               iv. sign all other papers necessary to carry out the above obligations;

               v. give testimony and render any other assistance in support of the Company's rights to any Employee Invention.

          c. Without limiting the foregoing, any invention by IriSys that is made without access to or benefit of Company Confidential Information shall not be deemed to be an "Employee's Invention."

     8. Non Competition. During his Employment, Employee shall not, directly or indirectly, either as an employee, employer, consultant, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in with the business of the Company in any location, unless such participation or interest is fully disclosed to the Company and approved by the Board.

     9. Non-Solicitation/Non-Interference. During his Employment and for a period of two years thereafter, whether for Employee's own account or the account of any other person, Employee will not solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Company at any time during his Employment or in any manner induce or attempt to induce any employee of the Company to terminate his employment with the Company; or at any time during or after his Employment, interfere with the Company's relationship with any person or entity, including any person or entity who at any time during Employee's Employment was an employee, contractor, supplier, or customer of the Company.

     10. Agreement with Previous Employers. Employee agrees that he does not have any agreement with any previous employer which will prevent him from performing under this Agreement or which will limit his performance.

     11.  Voluntary Resignation or Termination for "Cause".

          a. Payment upon Voluntary Resignation or Termination for Cause. If Employee voluntarily resigns his Employment at his own initiative or if Employee is terminated for Cause, the Company will pay Employee accrued and unpaid Base Salary through the date of termination and any vacation which is accrued but unused as of the date of termination. Employee is ineligible for Severance Payments or any continuation of benefits (other than provided for under the federal Consolidated Omnibus Budget Reconciliation Act ("COBRA")), or any other such compensation pursuant to this Agreement or otherwise.

          b. "Cause" Defined. As set forth above, the Employment relationship between the parties is at-will, terminable at any time by either party for any reason or no reason. The termination may, nonetheless, be for "Cause". "Cause" is defined as (i) Employee's material breach of this Agreement or the Confidentiality Agreement; (ii) Employee's failure or refusal to substantially and materially perform according to or to comply with the reasonable policies and directions established by the Company; (iii) the appropriation (or attempted appropriation) of a material business opportunity of Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Employer; (iv) the misappropriation (or attempted misappropriation) of any of Employer's funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (vi) willful misconduct or incompetence; (vii) physical or mental disability or other inability to perform the essential functions of his position, with or without reasonable accommodation; or (viii) death.

     12.  Termination Without "Cause".

          a. Payment upon Termination Without Cause. In the event the Employment relationship is terminated without "Cause" within the first three (3) years of Employment, as Cause is defined in Paragraph 11(b) above, Employee is eligible for payment of Base Salary and accrued but unused vacation through the date of termination. In addition, Employee is eligible for Severance Payments under this Agreement in an amount equal to twelve (12) months of Base Salary ("Severance Payments") paid on the same dates as Employee would have received salary payments had Employee continued to be employed by the Company, over a twelve (12) month period ("Severance Period"), in exchange for his execution of a release of all claims effective as of the termination date, in substantially the form attached to this Agreement as Exhibit 4. The Severance Payments will be decreased to the extent that Employee is paid or accrues the right to be paid compensation during the Severance Period in connection with new employment or by virtue of consultancy to any company other than IriSys.

          b. Stock Option Vesting. In the event of a Termination Without Cause, vesting of the options described in Paragraph 4(c) will be accelerated to include options that otherwise would have vested had Employee remained an employee of the Company for an additional twelve (12) months from the date of termination.

          c. Exercise of Vested Options after Termination Without Cause. In the event of a Termination without Cause, Employee's vested options will be exercisable in all respects in accordance with the terms of Section 6 of the Plan.

     13.  Change of Control Termination.

          a. Payment upon Change of Control Termination. In the event of a "Change of Control Termination" during the first three years of Employment, Employee is eligible for payment of Base Salary and accrued but unused vacation through the date of termination. In addition, Employee is eligible for severance under this Agreement in an amount equal to twelve (12) months of Base Salary ("Severance Payments") paid on the same dates as Employee would have received salary payments had Employee continued to be employed by the Company, over a twelve (12) month period ("Severance Period"), in exchange for his execution of a release of all claims effective as of the termination date, in substantially the form attached to this Agreement as Exhibit 4. The Severance Payments will be decreased to the extent that Employee is paid or accrues the right to be paid compensation during the Severance Period in connection with new employment or by virtue of consultancy to any company other than IriSys.

          b. Defined. A "Change of Control Termination" of the employment relationship occurs where Employee is (i) terminated without "Cause" or (ii) "Resigns for Good Reason", within twelve (12) months following a "Change of Control".

               i.   "Cause" is defined in Paragraph 11(b) above.

               ii. "Resignation for Good Reason" is defined as resignation based on

               (1) a meaningful and detrimental alteration in Employee's position or the nature or status of Employee's responsibilities and reporting relationship from those in effect upon execution of this Agreement;

               (2) the assignment to Employee of any duties inconsistent with his status as an executive officer of Company;

               (3) a reduction by the Company in Employee's Base Salary by greater than Five Percent (5%), except to the extent the base salaries of other executive officers of the Company are accordingly reduced;

               (4) a relocation of Employee's or the Company's principal executive offices to a location outside San Diego County, if Employee's principal office is at such offices, without reimbursement of relocation costs.

               (5) any other conduct which satisfies the requirements for "constructive termination" as that term is defined under California law.

     An event described in 13(b)(ii)(1) -- (5) will not constitute Good Reason unless it is communicated by Employee to the Company in writing and unless it is not corrected by the Company in a manner which is reasonably satisfactory to Employee within ten (10) days of the Company's receipt of such written notice.

               iii. "Change of Control" is defined to have occurred if, and only if,

               (1) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company;

               (2) during the period of March 4, 1998 through March 3, 1999, the following persons cease to constitute a majority of the
                    Board: (a) individuals who constituted the Board as of the Commencement Date (the "Incumbent Directors"); (b) individuals (the "New Directors") who were elected by, or whose nomination for election by the Company's shareholders was approved by a majority of the Incumbent Directors; and
                    (c) individuals who were elected by, or whose nomination for election by the Company's shareholders was approved by, a majority of the Incumbent Directors and the New Directors still serving as Board Members at the time of such election. It is expressly acknowledged that all directors who are not Incumbent Directors and who are nominated for election pursuant to the terms of the Agreement of Compromise and Settlement, dated March 24, 1998, will constitute "New Directors" for purposes of this provision.

               (3) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company ("Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty (50) percent of the combined voting power of the Company or other corporation resulting from such Transaction; or

               (4) all or substantially all of the assets of the Company are sold, liquidated or distributed.

          c. Stock Option Vesting upon Change of Control Termination. In the event of a Change of Control Termination of the employment relationship, as defined above, within the first year of Employee's Employment, vesting of the options described in Paragraph 4(c) will be accelerated to include options that otherwise would have vested had Employee remained an employee of the Company for an additional twenty four (24) months from the date of termination. In the event of a Change of Control Termination of the employment relationship after the first year of Employee's Employment, vesting of the options described in Paragraph 4(c) will be accelerated to include options that otherwise would have vested had Employee remained an employee of the Company for an additional twelve
(12) months from the date of termination.

          d. Exercise of Vested Options after Change of Control Termination. In the event of a Change of Control Termination within Employee's first year of Employment, Employee's vested options will be exercisable in all respects in accordance with the terms of Section 6 of the Plan, unless Employee requests, within ninety (90) days following the termination, an extension of his time to exercise. In the event of such a request, Employee has up to twelve (12) months following the date of termination to exercise any vested options and Employee's vested options will immediately convert to non-qualified options. In the event of a Change of Control Termination after Employee's first year of Employment, Employee's vested options will be exercisable in all respects in accordance with the terms of Section 6 of the Plan.

     14. Dispute Resolution Procedures. Any dispute or claim arising out of this agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS). The arbitration shall be held in San Diego, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The parties will be entitled to conduct discovery (i.e. investigation of facts through depositions and other means) which shall be governed by the Code of Civil Procedure section 1283.05. The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the Code. The arbitrator will apply California substantive law in all respects. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all actual attorneys fees and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule of court purported to restrict such award.

     15.  General Provisions.

          a. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

          b. Assignment. Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof.

          c. No Waiver Of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

          d. Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

          e. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written. f. Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

          g. Fees and Expenses. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which such party may be entitled.

          h. Amendment. This Agreement may be amended or supplemented only by a writing signed by both of the parties hereto.

          i. Duplicate Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one instrument.

          j. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          k. Drafting Ambiguities. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.

Dated: March 30, 1998                 LIDAK Pharmaceuticals


                                      By: /s/ William N. Jenkins
                                          ------------------------------------
                                          William Jenkins, Chairman of the Board


Dated:  March 30, 1998                    /s/ Gerald J. Yakatan
                                          --------------------------------------
                                          Gerald J. Yakatan

SCHEDULE A

Mr. Yakatan is permitted to engage in outside consulting activities on behalf of IriSys Research and Development, LLC ("IriSys") up to four (4) days a month. Mr. Yakatan otherwise will work full time for LIDAK and, notwithstanding his outside consulting activities referenced above, devote on average at least forty (40) hours per week to his duties at LIDAK.

EXHIBIT 4

GENERAL RELEASE


     This GENERAL RELEASE ("Release") is entered into effective as of ______________ __, ____, (the "Effective Date") by and between The Company, a California corporation, having its principal offices at 11077 North Torrey Pines Road, La Jolla, California, 92037 ("Company") and Employee, an individual residing at ________________ ("Employee") with reference to the following facts:

RECITALS

     A. On March __, 1998, the parties hereto entered into an Employment Agreement ("Agreement") by which the parties agreed that upon (i) termination without "Cause" or (ii) termination resulting from "Change in Control", Employee would become eligible for severance payments for a period of twelve (12) months (the "Severance Period") from the date of termination of his Employment ("Termination Date") in exchange for Employee's release of the Company from all claims which Employee may have against the Company as of the Termination Date.

     B. The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company in the manner set forth in this Release.

AGREEMENT

     1. Release. Employee, for himself and his heirs, successors and assigns, each fully releases, and discharges Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents of the other (collectively "Agents"), and all entities related to each party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively "Related Entities"), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act, as amended ("ADEA").

     2. Section 1542 Waiver. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this release, Employee intends to release the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee expressly waives all rights under ?1542 of the Civil Code of the State of California, which Employee understands provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE [EMPLOYER].

     Employee acknowledges that he may discover facts different from or in addition to those which he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

     3. Waiver of Certain Claims. Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any. In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven (7) days after executing this Release.

     4. No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

     5. Governing Law. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

     6. Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

     7. Counterparts. This Release may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.

     8. Dispute Resolution Procedures. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in San Diego, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. Notwithstanding any rule of AAA to the contrary, the parties will be entitled to conduct discovery (i.e. investigation of facts through depositions and other means) which shall be governed by the Code of Civil Procedure Section 1283.05. The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the Code. The arbitrator will apply California substantive law in all respects. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all actual attorneys fees and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule of court purported to restrict such award.

     9. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.

     10. Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

     11. Amendment. This Agreement may be amended or supplemented only by a writing signed by Employee and the Company.


Dated:
       ------------------------         ----------------------------------------
                                        Employee